UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2024

GOUVERNEUR BANCORP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-56605	37-2102925
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

42 Church Street, Gouverneur, New York 13642

(Address of principal executive offices) (Zip Code)

(315) 287-2600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Robert W. Barlow as Director

On April 15, 2024, the Board of Directors of Gouverneur Bancorp, Inc. (the “Company”) and its wholly owned subsidiary, Gouverneur Savings and Loan Association (the “Bank”), elected Robert W. Barlow to serve as a director of the Company and the Bank. As previously disclosed, Mr. Barlow was appointed as President and Chief Executive Officer of the Company and the Bank in March 2024. Mr. Barlow was not appointed to serve on any committee of the Board of Directors in connection with his election as director.

There are no arrangements or understandings with any person pursuant to which Mr. Barlow has been selected to serve as a director of the Company and the Bank. There have been no transactions directly or indirectly involving Mr. Barlow that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities and Exchange Commission.

Change in Control Agreement with Robert W. Barlow

On April 15, 2024, the Bank also entered into a Change in Control Agreement (the “Agreement”) with Mr. Barlow. The Agreement has an initial term of one year. Commencing on April 15, 2025, and continuing each April 15th thereafter, the term of the Agreement will extend for an additional year, unless either the Bank or Mr. Barlow provides written notice of non-renewal to the other party.

Under the Agreement, in the event that Mr. Barlow’s employment is involuntarily terminated without “cause” (as defined in the Agreement), or is voluntarily terminated for “good reason” (as defined in the Agreement), concurrent with, or within twenty-four months after, a change in control of the Company, Mr. Barlow will be entitled to receive (i) his earned but unpaid base salary, and any benefits payable to him under the Bank’s incentive compensation or employee benefit plans or programs, through the termination date, and (ii) a lump sum cash payment equal to (a) his annual base salary (at the greater of his base salary in effect on the change in control date or termination date), and (b) the highest annual cash bonus paid to him during the two-year period prior to the year in which his termination of employment occurs.

The Agreement further provides that if, under the Bank’s annual cash bonus program, Mr. Barlow would forfeit his right to earn an annual cash bonus for the fiscal year in which his termination of employment occurs, the Bank will pay Mr. Barlow a single lump sum pro rata cash payment equal to the product of (i) the annual cash bonus, if any, that he would have earned for such fiscal year (after taking into account the degree of achievement of the applicable performance goals for such fiscal year), and (ii) a fraction, the numerator of which is the number of days he was employed by the Bank during such fiscal year and the denominator of which is the total number of days in such fiscal year.

The Agreement includes a “net after tax benefit” provision if the change in control severance benefits under the Agreement or otherwise would result in “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended. The net after tax benefit approach would reduce Mr. Barlow’s payments and benefits, if necessary, to avoid triggering an excise tax if the reduction would result in a greater after-tax amount paid compared to the payments and benefits Mr. Barlow would receive net of the excise tax if no reduction were made to the payment and benefits.

The Company will file a copy of the Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

GOUVERNEUR BANCORP, INC.

Date: April 19, 2024	By:	/s/ Kimberly A. Adams
Kimberly A. Adams
Vice President and Chief Financial Officer